Exhibit 99.10

200 West Street | New York, New York 10282

Tel: 212-902-1000 | Fax: 212-902-3000

Goldman

Sachs

August 15, 2011

Board of Directors

Constellation Energy Group, Inc.

100 Constellation Way

Baltimore, MD 21202

Re:	Amendment No. 1 to the Registration Statement on Form S-4 of Exelon Corporation filed on August 17, 2011 (File No. 333-175162)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated April 28, 2011, with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock, without par value (the “Shares”), of Constellation Energy Group, Inc. (the “Company”) of the exchange ratio of 0.9300 shares of common stock, without par value, of Exelon Corporation (“Exelon”) to be paid for each Share pursuant to the Agreement and Plan of Merger, dated as of April 28, 2011, by and among Exelon, Bolt Acquisition Corporation, a wholly owned subsidiary of Exelon, and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement, as amended.

In that regard, we hereby consent to the reference to our opinion under the captions “Summary—Opinions of Financial Advisors—Constellation Financial Advisors,” “The Merger— Background of the Merger,” “The Merger—Recommendation of the Board of Directors of Constellation; Constellation’s Reasons for the Merger—Presentations and Opinions of Financial Advisors” and “The Merger—Opinions of Financial Advisors to Constellation—Opinion of Goldman, Sachs & Co.” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving

Securities and Investment Services Provided by Goldman, Sachs & Co.

such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)